UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Ansoft Corporation

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Filed by Ansoft Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Ansoft Corporation

Commission File No.: 000-27874

This filing consists of questions and answers issued to employees of Ansoft Corporation (the “Company”) and ANSYS, Inc. regarding the proposed merger between the Company and ANSYS, Inc. pursuant to the terms of an Agreement and Plan of Merger, dated as of March 31, 2008.

ANSYS, Inc. and Ansoft Corporation

Information for Employees

March 31, 2008

TRANSACTION

Q1.	Who is ANSYS? ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. ANSYS focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. ANSYS and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 40 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,400 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit http://www.ansys.com for more information.

Q2.	Who is Ansoft? Ansoft Corporation is a leading developer of high performance Electronic Design Automation (EDA) software. The software is based on more than 25 years of research and development by world-renowned experts in electromagnetics, circuit and system simulation. Companies throughout the world rely on Ansoft’s software to achieve first-pass system success when designing high-performance electronics found in mobile communication and internet devices, broadband networking components and systems, integrated circuits, printed circuit boards and electromechanical systems. Headquartered in Pittsburgh, Pennsylvania, U.S.A., with locations throughout the world, Ansoft and its subsidiaries employ approximately 300 people. Visit http://www.ansoft.com for more information.

Q3.	What are the principal terms of the transaction? ANSYS is acquiring Ansoft for approximately $416 million in cash and approximately 11.1 million shares of ANSYS common stock. On a per share basis, ANSYS will pay $16.25 in cash and will issue 0.431882 shares of ANSYS common stock for each share of Ansoft common stock outstanding. ANSYS will use a combination of existing cash and new debt for the cash portion of the purchase price. The transaction is subject to customary closing conditions.

Q4.	What are the closing conditions? The transaction is subject to customary closing conditions, including regulatory approval and approval by the Ansoft stockholders. Ansoft’s Board of Directors has approved the transaction and certain of its principal stockholders have agreed to vote in favor of the transaction. The Ansoft Board is recommending that Ansoft stockholders approve the transaction. The transaction does not require an ANSYS stockholder vote.

Q5.	How was the purchase price determined? ANSYS used several valuation methodologies (including discounted cash flow analysis and trading and transaction multiples among others) to value Ansoft. Ultimately, the two companies developed a common understanding of relative value that was supported by a variety of financial and other analyses. ANSYS and Ansoft were also advised by their respective financial advisors that the purchase price is fair, from a financial point of view, to the stockholders of ANSYS and Ansoft.

Q6.	What is the strategic rationale underlying the ANSYS and Ansoft combination? The acquisition of Ansoft adds leading edge EDA technologies to ANSYS’ broad portfolio of mechanical, fluids and dynamics simulation solutions, and is expected to enhance the breadth, functionality, usability and interoperability of the ANSYS suite of engineering simulation software. In addition, the combination brings together two companies with complementary cultures that are committed to innovation and have demonstrated track records of execution. Together, Ansoft’s and ANSYS’ software products and services are expected to give ANSYS one of the broadest independent engineering simulation software offerings in the industry with over 15,000 total customers, including 96 of the Fortune 100 Industrial Companies. The direct and indirect sales presences of the two companies are largely complementary and will provide an increased global presence for ANSYS. The combination joins two teams with deep industry expertise and world-class engineering talent. Approximately 15% of revenue is spent on R&D, and the combined entity will have 21 major development centers on three continents. Both companies share a focus on bottom-line performance and have strong top-line growth profiles.

Q7.	How will ANSYS account for the acquisition? It will be accounted for as a purchase transaction under US GAAP. At closing, ANSYS will recognize cash and non-cash charges related to the transaction in addition to certain acquisition-related amortization expenses, as well as possible in-process R&D or deferred revenue purchase accounting adjustments. ANSYS will provide more detail on these purchase accounting adjustments and their impact on ANSYS’ GAAP results upon the closing of the transaction.

Q8.	How will ANSYS finance the acquisition? The cash consideration of approximately $416 million will be financed through a combination of existing cash and new bank debt of up to $450 million. ANSYS will also issue approximately 11.1 million new shares of ANSYS common stock for the stock portion of the purchase price.

Q9.	What kind of due diligence did the parties conduct? Under the guidance of legal counsel, the two management teams and their respective advisors have engaged in extensive business, financial and legal due diligence.

Q10.	How will the transaction impact ANSYS stockholders and creditors? The transaction is expected to be modestly accretive to non-GAAP earnings per share in the first full year of combined operations and accretive beyond that. Debt remaining from ANSYS’ acquisition of Fluent will be refinanced as part of this financing. We believe the combined business will deliver sufficient cash flow to meet ANSYS’ new debt obligations.

Q11.	How much stock will the current stockholders own in the combined company? Upon closing, current ANSYS stockholders will own approximately 88% and current Ansoft stockholders will own approximately 12% of the combined company’s outstanding shares on a fully diluted basis.

Q12.	Will Ansoft have representation on the ANSYS Board of Directors? At closing, the Board of Directors of ANSYS will be expanded by one Class II member, and the Board will elect a new Class II director designated by Ansoft. Ansoft has designated Dr. Zoltan Cendes, the founder, Chairman of the Board and Chief Technology Officer of Ansoft, to join the ANSYS Board of Directors.

Q13.	Where can I obtain additional information about this transaction? Additional information about this transaction will be made available in a prospectus/proxy statement that will be filed with the U.S. Securities and Exchange Commission in the coming weeks. The prospectus/proxy statement and the other public filings of ANSYS and Ansoft will all be publicly available at www.sec.gov and in the “Investors” section of the ANSYS’ website at www.ansys.com and in the “Investor Relations” section of the Ansoft website at www.ansoft.com. It is important that you refrain from discussions and other communications regarding this transaction with customers or other third parties, other than by reference to the information that ANSYS or Ansoft have made publicly available. Any questions in this regard should be directed to Annette Arribas, ANSYS’ Investor Relations Officer, at annette.arribas@ansys.com or Mark Ravenstahl at mravenstahl@ansoft.com.

TIMING AND REGULATORY

Q1.	When will the transaction close? We currently expect the transaction to be completed in the second quarter of calendar 2008. The transaction is subject to customary closing conditions, including regulatory approval and approval by Ansoft’s stockholders.

Q2.	Is ANSYS stockholder approval required? No, ANSYS is not required to seek stockholder approval of the transaction. The number of new ANSYS shares issued for this transaction will represent less than 20% of current ANSYS shares outstanding.

Q3.	Is Ansoft stockholder approval required? Yes, Ansoft’s Board of Directors has approved the transaction, and certain of Ansoft’s principal stockholders, who beneficially own approximately 16% of the outstanding stock of Ansoft, have agreed to vote in favor of the transaction. The Ansoft stockholders must approve the transaction at a meeting that is expected to be held for that purpose in the second calendar quarter of 2008.

INTEGRATION

Q1.	Who will lead the combined company? Jim Cashman will continue to serve as President and Chief Executive Officer of ANSYS. Dr. Zoltan Cendes, the founder, Chairman of the Board and Chief Technology Officer of Ansoft, will join the ANSYS Board of Directors and continue to serve the combined company as a Chief Technologist. Mr. Nicholas Csendes, President and Chief Executive Officer of Ansoft, will retire upon completion of the transaction.

Q2.	Who will be responsible for the integration of the two businesses? As with past acquisitions, ANSYS will appoint an Integration Team made up of members of management from both companies. The Integration Team will be comprised of key leaders from ANSYS and Ansoft.

Q3.	What is ANSYS’ integration experience? How will this experience impact the integration process for this transaction? ANSYS has acquired several companies since 2000, most notably ICEM CFD Engineering in 2000, CADOE in 2001, CFX in 2003, Century Dynamics and Harvard Thermal in 2005, and Fluent in 2006. Both ANSYS and Ansoft believe ANSYS’ past experiences, together with input from Ansoft members of management, will provide for a smooth integration experience.

Q4.	How will the companies minimize disruptions across the businesses? The leadership of both companies has emphasized growth, operational efficiencies and financial discipline as a significant part of their individual cultures. Business as usual means to continue growing the business while searching for the operational efficiencies that this combination makes possible. Communication with stakeholders will be a key component in maintaining continuity as the integration progresses.

Q5.	Where will the combined company be headquartered? The combined company will be based at ANSYS headquarters in Canonsburg, Pennsylvania, just south of Ansoft’s Pittsburgh offices.

Q6.	Are some of the sites occupied by the two companies redundant? Are any locations expected to be closed? The Integration Team will look at facilities on a global basis to determine if they continue to make sense, serve our customers well and create an environment conducive to efficient operations for our employees.

Q7.	Will key leaders of Ansoft remain with the combined company? Following the closing of the transaction, Dr. Zoltan Cendes, the founder, Chairman and Chief Technology Officer of Ansoft, will join the ANSYS Board of Directors and continue to serve the combined company as a Chief Technologist.

FINANCIAL

Q1.	What are Ansoft and ANSYS revenues? ANSYS non-GAAP revenue for 2007 was $387 million. Ansoft trailing 12-month revenue ending January 31, 2008 was $98 million. [1]

Q2.	What are the terms of the new debt? ANSYS will be borrowing up to $450 million of new debt that will be used to pay a portion of the cash consideration and to refinance the balance of the debt incurred in connection with ANSYS’ acquisition of Fluent in 2006. The debt will be in the form of a standard 5-year unsecured bank term loan, with interest at current market rates.

Q3.	What are the plans to pay down the debt? We believe that the combined entity will generate adequate free cash flow to service its debt obligations.

Q4.	Which investment banks and legal firms were involved in the deal? ANSYS retained Goodwin Procter LLP as its legal advisor. Ansoft retained Deutsche Bank as its exclusive financial advisor and Wilson Sonsini Goodrich & Rosati, Professional Corporation, as its legal advisor. Deloitte & Touche represented ANSYS in accounting and tax diligence and KPMG represented Ansoft.

PRODUCTS AND CUSTOMERS

Q1.	What are Ansoft’s key products? Ansoft’s product portfolio is comprised of high-performance electronic design and electromechanical design software products, including:

•	HFSS™ for 3D electromagnetic field simulation for high frequency, radio frequency and wireless design

[1]	Unaudited results. Ansoft has a 4/30 fiscal year end.

•	Nexxim® for advanced circuit simulation

•	SIwave™ for advanced analysis of printed circuit boards (PCBs), components and packages

•	Q3D Extractor® for electromagnetic field simulation of 2D and 3D structures

•	Ansoft Designer® environment for dynamically linking electromagnetic analysis and circuit and system level simulation

•	Turbo Package Analyzer™ for automating the analysis of all complex semiconductor packages

•	AnsoftLinks™ for bidirectional links between Ansoft products and other EDA and MCAD products

•	Full-Wave Spice™ for high bandwidth SPICE models

•	Optimetrics™ for parametric analysis, optimization, sensitivity analysis and other design studies

•	Maxwell 3D® and 2D for accurate, two-dimensional or three-dimensional representation of electric or magnetic field behavior

•	SIMPLORER® for design of complex power electronic and drive systems

•	RMxprt™ for electric machine manufacturers calculating critical design parameters

Q2.	Is there any overlap in technology or customers of ANSYS and Ansoft? ANSYS has no equivalent offerings to Ansoft’s specialized high-performance electronics and electromagnetic applications. It is anticipated that ANSYS and Ansoft have a number of common customers who are using software from both companies for different applications and to solve different engineering problems. In keeping with our near term plans to continue to conduct business as usual, customers will continue to select which products they need based on the merits of the product performance against the customer’s application. These technologies will be fully supported and will continue to be enhanced through R&D investment. The ANSYS strategy of Simulation Driven Product Development is built upon four cornerstones, one of which is Advanced Technology. Ansoft has excellent technology in numerous areas, and ANSYS will be quickly examining how best to incorporate the Ansoft technology into the strategy of the combined company, and more specifically, into the ANSYS® Workbench™ platform. Since many of both companies’ customers use ANSYS as well as Ansoft products, we have an opportunity to create a powerful roadmap for any customer that fully exploits the technical excellence of both companies.

Q3.	Are there plans to discontinue any product lines? Customers will continue to select the technology they need based on the merits of its performance against their application. The technologies of both companies will be fully supported and both will continue to be enhanced through R&D investment and become part of our strategic product roadmap.

Q4.	How will this affect Ansoft and ANSYS customers? We believe this combination will be a very positive event for our customers as it will allow us to offer broader, best-in-class solutions. The acquisition of Ansoft will further extend ANSYS’ technological leadership as a global innovator of simulation software and technologies designed to optimize product development processes. In addition, the combination brings together two companies with a shared vision, with complementary cultures that are committed to innovation and demonstrated track records of execution. Together Ansoft’s and ANSYS’ technologies are expected to give ANSYS one of the broadest independent simulation software product platforms in the industry with over 15,000 total customers, including 96 of the Fortune 100 Industrial Companies.

Q5.	What happens to the Ansoft and ANSYS brands? The products and services of each company will retain their brand names.

Q6.	What will customers be told? First and foremost, as always, the customer will come first and the decisions we make regarding organization, operations, technology, etc. will continue to be based on what is best for our customers. In addition:

•	If they are Ansoft customers today, they will continue to benefit from the capabilities and application of that technology.

•	If they are ANSYS customers today, they will continue to benefit from the capabilities and application of that technology.

•

Most importantly, if they are ANSYS and Ansoft customers today, or in the future, they will be positioned to benefit from the exciting potential that the combined organization can and will deliver to them.

•

Finally, this transaction is absolutely consistent with the vision and strategy both companies have been delivering for many years. The transaction contributes significantly to the objective of delivering a broad portfolio of best-in-class CAE technology to the industry and to the vision of integrating these technologies to deliver breakthrough solutions for ever larger, more complex, system level simulations with real world fidelity. The combined company will do this as an independent provider focused exclusively on engineering simulation.

This is an exciting announcement for all of us at ANSYS and Ansoft. More importantly, this is and should be portrayed as, an exciting announcement for the engineering simulation community. Our customers should see that excitement in their conversations with us.

We are sure there will be many questions that cannot fully be answered today, so we refer you to the rest of this document to provide you with the best thinking and information initially available. More information and communications will be made available as we complete the regulatory and stockholder approval processes and begin the integration planning efforts referred to earlier.

Until closing, it is business as usual for everyone. ANSYS and Ansoft are to independently pursue business opportunities until we have completed the steps necessary to close this transaction. Based on this, it is important that opportunities, pipeline, account information, sales plans, and certain other confidential information are not shared between the two organizations. It is also important for customers to know and understand that we cannot discuss or provide joint proposals or solutions until this transaction is formally completed. However, as noted earlier, any customer of the combined company following the closing of the transaction will be very well positioned to benefit from this transaction.

We will be proactive and positive in engaging customers in conversations about this announcement. However, we cannot speculate in answering their questions. If the answer is not contained in the information provided today then you should tell them that we do not know as of today, but those decisions/answers will be made as we move forward and will be provided at that point in time.

Please note that additional information about this transaction will be made available in a prospectus/proxy statement that will be filed with the U.S. Securities and Exchange Commission in the coming weeks. The prospectus/proxy statement and the other public filings of ANSYS and Ansoft will all be publicly available at www.sec.gov and in the “Investors” section of the ANSYS’ website at www.ansys.com and in the “Investor Relations” section of the Ansoft website at www.ansoft.com. It is important that you refrain from discussions and other communications regarding this transaction with customers or other third parties, other than by reference to the information that ANSYS or Ansoft have made publicly available. Any questions in this regard should be directed to Annette Arribas, ANSYS’ Investor Relations Officer, at annette.arribas@ansys.com or Mark Ravenstahl at mravenstahl@ansoft.com.

EMPLOYEES

Q1.	How will the acquisition affect me as an ANSYS or Ansoft employee? Until the acquisition closes, there will be no changes to employee benefits, compensation or employment policies as a result of the transaction. Business at each company will continue as usual. For instance, Ansoft employees will remain on their current health insurance and other benefit plans at least until the closing of the transaction. Also, if an ANSYS or Ansoft employee was slated to receive a bonus based on respective 2007 or fiscal 2008 performance or a salary adjustment before the acquisition closes, he or she will still receive the bonus or adjustment.

Employees may be concerned about whether there will be workforce reductions or office closings. The Integration Team, to be comprised of key leaders from ANSYS and Ansoft, will need some time following the closing of the transaction to let the companies work together in order to assess whether there are duplicative job positions or office locations. Accordingly, there are no plans at this time for any lay-offs as a result of the transaction. We will be examining opportunities to consolidate and re-deploy our resources most efficiently, and we are hopeful that any duplicative staffing that could result from operational synergies between the companies can be re-deployed in line with the combined company’s future direction. At this time we do not foresee any major impacts on the combined work force. As the Integration Team works through the transition, we will have a better understanding of this important issue and will keep employees apprised of the situation.

The Integration Team will determine whether some or all of the existing Ansoft benefit plans (for example, health insurance plans, 401(k) plan) and employment policies (such as the Ansoft Employee Handbook) should be left in place or whether Ansoft employees should be transitioned to some or all of the existing ANSYS benefit plans and policies. Any such changes, of course, will be made post-closing in accordance with the applicable law of each country and locality in which the combined company will operate. Additional information on employee benefits will be provided to you as these transition issues are addressed.

Q2.	What happens to my stock options? If you are an ANSYS employee, there will be no change to your outstanding stock options as a result of this transaction. If you are an Ansoft employee, two things will happen with your options at the closing. First, all of your options will become fully vested. Second, your options to acquire Ansoft stock will become options to acquire ANSYS stock. In the merger, Ansoft stockholders will receive 0.431882 shares of ANSYS stock and $16.25 in cash for each share of Ansoft stock they hold. Given tax and other factors, option holders will not receive cash in the transaction. The number of shares of ANSYS stock to which your Ansoft option will entitle you is determined by the option exchange ratio set forth in the merger agreement. Each Ansoft option will be converted into the right to receive the number of shares subject to the Ansoft option multiplied by the option exchange ratio, rounded down to the nearest whole share. The sum of the 0.431882 shares of ANSYS stock and a number of ANSYS shares constituting the $16.25 in value (based off the average closing price of the ANSYS stock for the 30 day period prior to the closing) is the “option exchange ratio”. The new exercise price for Ansoft options will equal the old exercise price, divided by the option exchange ratio, rounded up to the nearest whole cent.

The following example demonstrates how Ansoft options will be treated. Assume an employee owns options to acquire 100 shares of Ansoft stock with an exercise price of $10. Also assume the average closing price for the ANSYS stock during the 30 trading day period prior to the closing equals $37.90. The number of ANSYS shares that will become subject to the employee’s options equals: 100*(($16.25+(0.431882*37.90))/37.90) = 86. The new exercise price of the options equals: $10/(($16.25+(0.431882*37.90))/37.90) = $11.62.

Q3.	When will the integration process begin? As soon as the acquisition closes the integration process will begin. Some transition planning has already begun. The Integration Team will be comprised of key leaders from ANSYS and Ansoft to be announced over the next several weeks.

Q4.	Are the corporate cultures very different? No. In fact, the similarities are remarkable. Both ANSYS and Ansoft have been operating as public companies since 1996, both are headquartered in the Pittsburgh, Pennsylvania area, and both companies have demonstrated their focus on engineering simulation technology and their commitment to customers, employees and partners. Of course, each company has its own unique nuances that will require some time to understand and appreciate. However, no combination of this magnitude can occur without some changes, which we view as a positive opportunity.

Q5.	Are transfers and relocation between offices and roles possible? Yes, although no specific plans are in place. Such opportunities are highly dependent upon company needs and integration plans.

Q6.	Are there certain things employees can and cannot do between today and when the transaction closes? You are to continue conducting business independently as usual. Some of you will also be engaged in integration planning; however, no coordination or integration implementation can occur prior to closing. It is important that opportunities, pipeline, account information, sales plans, and certain other confidential information are not shared between the two organizations. It is also important for customers to know and understand that we cannot discuss or provide joint proposals or solutions until this transaction is formally completed.

Q7.	Will budgets be affected at all? Are there any restrictions on spending? All spending plans will be examined as a part of the integration process.

Q8.	How many employees does Ansoft have? Ansoft and its subsidiaries have approximately 300 employees worldwide. Offices are located in the United States, France, Germany, Italy, Sweden, United Kingdom, China (PRC), Japan, Korea, Singapore and Taiwan.

Q9.	How many employees does ANSYS have? ANSYS and its subsidiaries have approximately 1,400 employees worldwide. Offices are located in the United States, Canada, France, Germany, Italy, Belgium, Netherlands, Sweden, Japan, India and China. In addition to its direct sales offices, ANSYS distributes and supports its products through a global network of channel partners. This highly experienced channel of distribution and technical support currently provides approximately 30% of ANSYS’ revenues.

Q10.	How does Ansoft fit into the overall structure at ANSYS? Ansoft will remain a separate subsidiary after closing.

Q11.	Can I communicate with employees of the other company? Until the acquisition closes both companies must pursue business opportunities and serve their respective customers independently. Some employees will be part of integration planning teams, but no coordination or integration implementation can occur prior to closing. It is important that opportunities, pipeline, account information, sales plans, and certain other confidential information are not shared between the two organizations. It is also important for customers to know and understand that we cannot discuss or provide joint proposals or solutions until this transaction is formally completed.

Q12.	Where can I learn more about the acquisition? Additional information about this transaction will be made available in a prospectus/proxy statement that will be filed with the U.S. Securities and Exchange Commission in the coming weeks. The prospectus/proxy statement and the other public filings of ANSYS and Ansoft will all be publicly available at www.sec.gov and in the “Investors” section of the ANSYS’ website at www.ansys.com and in the “Investor Relations” section of the Ansoft website at www.ansoft.com. It is important that you refrain from discussions and other communications regarding this transaction with customers or other third parties, other than by reference to the information that ANSYS or Ansoft have made publicly available. Any questions in this regard should be directed to Annette Arribas, ANSYS’ Investor Relations Officer, at annette.arribas@ansys.com or Mark Ravenstahl of Ansoft at mravenstahl@ansoft.com.

Important Additional Information to be Filed with the SEC

In connection with the merger, ANSYS intends to file with the SEC a registration statement on Form S-4, which will include a prospectus/proxy statement of ANSYS and Ansoft and other relevant materials in connection with the proposed transactions. Investors and security holders of ANSYS and Ansoft are urged to read the prospectus/proxy statement and the other relevant material when they become available because they will contain important information about ANSYS, Ansoft and the proposed transaction. The prospectus/proxy statement and other relevant materials (when they become available), and any and all documents filed by ANSYS or Ansoft with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ANSYS by directing a written request to ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, Pennsylvania 15317, Attention: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Ansoft by directing a written request to Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, PA 15219, Attention: Investor Relations. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

ANSYS, Ansoft and their respective executive officers, directors and trustees may be deemed to be participants in the solicitation of proxies from the security holders of Ansoft in connection with the merger. Information about those executive officers and directors of ANSYS and their ownership of ANSYS common stock is set forth in the proxy statement for ANSYS’ 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2007. Information about the executive officers and directors of Ansoft and their ownership of Ansoft common stock is set forth in the proxy statement for Ansoft’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 26, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of ANSYS, Ansoft and their respective executive officers, directors and trustees in the merger by reading the prospectus/proxy statement referred to above.

Forward Looking Information

Certain statements contained in this communication regarding matters that are not historical facts, including statements regarding the parties’ ability to consummate the proposed transaction and timing thereof, expectations that the proposed acquisition, if completed, should be modestly accretive to non-GAAP earnings per share, and statements regarding the impact of the pending acquisition, projected growth in the CAE industry, the combined company’s ability to deliver customer-driven engineering simulation solutions, the ability of the combined company to lead the evolution and innovation of engineering simulation, and the impact of the transaction on employees and our operational plans, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements in this press release are subject to risks and uncertainties. These include the risk that the acquisition of Ansoft may not be consummated, the risk that the business of ANSYS and Ansoft may not be combined successfully or such combination may take longer or cost more to accomplish than expected, the risk that the pricing of the senior credit facility will be less favorable than ANSYS had anticipated, and the risk that operating costs, customer loss and business disruption following the acquisition of Ansoft may be greater than expected. Additional risks include the risk of a general economic downturn in one or more of the combined company’s primary geographic regions, the risk that the assumptions underlying the combined company’s anticipated revenues and expenditures will change or prove inaccurate, the risk that ANSYS has overestimated its ability to maintain growth and profitability and control costs, uncertainties regarding the demand for the combined company’s products and services in future periods, the risk that ANSYS has overestimated the strength of the demand among its customers for its products, risks of problems arising from customer contract cancellations, uncertainties regarding customer acceptance of new products, the risk that the combined company’s operating results will be adversely affected by possible delays in developing, completing, or shipping new or enhanced products, risks that enhancements to the combined company’s products may not produce anticipated sales, uncertainties regarding fluctuations in quarterly results, including uncertainties regarding the timing of orders from significant customers, disruption from the transaction making it more difficult to maintain relationships with customers and employees, and other factors that are detailed from time to time in reports filed by ANSYS, Inc. and Ansoft Corporation with the Securities and Exchange Commission, including the Annual Reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents that ANSYS and Ansoft have filed. ANSYS and Ansoft undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events after the date they were made.